Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

by and between

PHOENIX LIFE INSURANCE COMPANY, as Lender

and

VIRTUS INVESTMENT PARTNERS, INC., as Borrower

December 31, 2008

TABLE OF CONTENTS

1.	GENERAL DEFINITIONS		6

	1.1	Defined Terms	6

	1.2	Accounting Terms; Other Definitional Provisions	12

2.	LOAN		13

	2.1	The Loan	13

	2.2	Principal Payments of the Loan	13

	2.3	Interest	13

	2.4	Optional Prepayments	14

	2.5	Mandatory Prepayments	14

3.	REPRESENTATIONS AND WARRANTIES		14

	3.1	Organization and Qualification	14

	3.2	Corporate Powers	14

	3.3	No Legal Bar	14

	3.4	Governmental Authorizations, etc.	15

	3.5	Litigation; Compliance with Law	15

	3.6	Taxes	15

	3.7	Title to Property: Leases	15

	3.8	Licenses, Permits, etc.	15

	3.9	Federal Regulations	15

	3.10	ERISA	16

	3.11	Investment Company Act; Other Regulations	16

	3.12	Subsidiaries	16

	3.13	Use of Proceeds	16

	3.14	Security Documents	16

	3.15	Solvency	16

4.	AFFIRMATIVE COVENANTS		16

	4.1	Financial Statements	16

	4.2	Payment of Obligations	17

	4.3	Maintenance of Existence; Compliance	18

	4.4	Maintenance of Property; Insurance	18

	4.5	Inspection or Property; Books and Records; Discussions	18

	4.6	Notices	18

	4.7	Additional Collateral	19

	4.8	Post-Closing Obligations	20

5.	NEGATIVE COVENANTS.		20

	5.1	Indebtedness	20

	5.2	Liens	20

	5.3	Fundamental Changes	21

	5.4	Disposition of Property	22

	5.5	Restricted Payments	22

	5.6	Investments	22

	5.7	Transactions with Affiliates	23

	5.8	Changes in Fiscal Period	23

	5.9	Negative Pledge Clauses	23

	5.10	Clauses Restricting Subsidiary Distributions	23

	5.11	Lines of Business	23

6.	FINANCIAL COVENANTS		23

	6.1	Financial Covenants	23

7.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		24

	7.1	Events of Default	24

	7.2	Acceleration of the Obligations	25

	7.3	Remedies	26

	7.4	Remedies Cumulative	26

8.	CONDITIONS PRECEDENT		26

	8.1	Conditions Precedent	26

9.	MISCELLANEOUS		27

	9.1	Payment of Expenses	27

	9.2	Survival of Representations and Warranties	28

	9.3	Successors and Assigns	28

	9.4	Payments Due on Non-Business Days	28

	9.5	Counterparts	28

	9.6	Severability	28

	9.7	Modification of Agreement	28

	9.8	Governing Law	28

	9.9	Submission to Jurisdiction; Waivers	28

	9.10	Acknowledgements	29

	9.11	Notices	29

	9.12	Integration	29

	9.13	WAIVER OF JURY TRIAL	29

	9.14	USA Patriot Act	29

	9.15	Confidentiality	29

SCHEDULES

Schedule 3.1 -	Dissolving Subsidiaries
Schedule 3.5 -	Litigation Disclosure
Schedule 3.12 -	Subsidiaries
Schedule 3.14 -	UCC Filing Jurisdictions
Schedule 5.1(d) -	Existing Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Guarantee and Collateral Agreement
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Compliance Certificate

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 31st day of December 2008, by and between PHOENIX LIFE INSURANCE COMPANY, (“Lender”) a New York domiciled insurance company with a mailing address of One American Row, Hartford, Connecticut 06115 and VIRTUS INVESTMENT PARTNERS, INC. (“Borrower”), a Delaware corporation with a mailing address of 100 Pearl Street, Hartford, CT  06103.

1.	GENERAL DEFINITIONS

1.1      Defined Terms.  When used herein, the following terms shall have the following meanings:

Affiliate - means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise

Agreement - has the meaning assigned to such term in the first paragraph hereof.

Assets Under Management - means all assets subject to investment management services provided by the Borrower and its Subsidiaries and reported in Form 10Q and Form 10K.

Board - means the Board of Governors of the Federal Reserve System of the United States (or any successor).

Borrower - has the meaning assigned to such term in the first paragraph of this Agreement.

Business Day - means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Hartford, Connecticut are authorized or required by law to close.

Capital Stock - means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents - means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Closing Date - means the date on which the conditions set forth in Section 8 shall have been satisfied, which date is December 31, 2008.

Code - means the Internal Revenue Code of 1986, as amended from time to time.

Compliance Certificate - a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

Contractual Obligation – means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Convertible Preferreds – means a minimum of $45.0 million of convertible preferred equity issued by the Borrower.

Default - has the meaning assigned to such term in Section 7.1 of this Agreement.

Domestic Subsidiary - means any Subsidiary organized under the laws of any jurisdiction in the United States.

Disposition - means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

EBITDA - means, as of the end of any fiscal quarter of the Borrower, net income of the Borrower and its Subsidiaries before Interest Expense, income taxes, depreciation and amortization expenses, non-cash stock-based compensation, unrealized mark-to-market gains and losses and other non-recurring, extraordinary items, in each case as mutually agreed, for the four fiscal quarters then ending, determined on a consolidated basis in accordance with GAAP, as reported in Form 10Q and Form 10K.

EBITDA to Senior Interest Expense Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower of (a) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end to (b) total Interest Expense on Senior Debt, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end.

EBITDA to Total Interest Expense Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower of (a) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end to (b) total Interest Expense, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end.

ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate - means any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

ERISA Event - means  (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Group Member or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

Event of Default - has the meaning assigned to such term in Section 7.1 of this Agreement.

Excluded Foreign Subsidiary - means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

Foreign Subsidiary - means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

GAAP - has the meaning assigned to such term in Section 1.2 of this Agreement.

Governmental Authority - means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners)

Group Member - means the collective reference to the Borrower and its Subsidiaries.

Guarantee and Collateral Agreement - means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B.

Guarantee Obligation - means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

Guarantor - has the meaning assigned to such term in the Guarantee and Collateral Agreement.

Highest Lawful Rate - means the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by the Lender on the obligations owed to it under the laws applicable to the Lender and this transaction.

Indebtedness - means, with respect to any person and without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to any letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or any other, similar agreement (including any option to enter into any of the foregoing); (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contracts rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above.

Intellectual Property - means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom

Interest Expense - means, with respect to any fiscal period of the Borrower, interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Interest Payment Date - has the meaning assigned to such term in Section 2.3 of this Agreement.

Interest Period - means the period in which interest under the Loan shall be calculated, which date shall commence, with respect to the first Interest Period, on the Closing Date and, with respect to all subsequent Interest Periods, on the first (1st) day of each successive calendar quarter after the Closing Date and ending, with respect to the first Interest Period, on the last day of the calendar quarter in which the Closing Date falls, and, with respect to all other Interest Periods, on the last date of the calendar quarter in which such commencement date fell; provided that no Interest Period shall extend beyond the Maturity Date. For the avoidance of doubt, the first Interest Period shall commence on the Closing Date and end on March 31, 2009 and the second Interest Period shall commence on April 1, 2009 and end on June 30, 2009.

Interest Rate - means (a) at any time on or prior to January 16, 2009, 6.55% and (b) at any time thereafter, 9.0%.

Investment - has the meaning assigned to such term in Section 5.6 of this Agreement.

Lender - has the meaning assigned to such term in the first paragraph of this Agreement.

Lien - means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

Loan - has the meaning assigned to such term in Section 2.1 of this Agreement.

Loan Documents - this Agreement, the Guarantee and Collateral Agreement and the Note and any amendment, waiver, supplement or other modification to any of the foregoing.

Loan Party - means each Group Member that is a party to a Loan Document.

Material Adverse Effect - means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder

Maturity Date - has the meaning assigned to such term in Section 2.2 of this Agreement.

Multiemployer Plan - means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Cash Proceeds - the cash proceeds received in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

Net Worth – means, at any time, the Borrower’s Shareholders Equity plus the face value of the Borrower’s Convertible Preferreds.

Note - has the meaning assigned to such term in Section 2.1 of this Agreement.

Pension Plan - means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

Person - means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

Plan - means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is  an “employer” as defined in Section 3(5) of ERISA.

Prohibited Transaction - has the meaning set forth in Section 406 of ERISA and Section 4975(f)(3) of the Code

Reportable Event - means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

Requirement of Law – means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Responsible Officer - means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

Restricted Payments - has the meaning assigned to such term in Section 5.5 of this Agreement.

SEC - means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

Senior Debt - means all Indebtedness of the Borrower other than subordinated debt.

Senior Debt to EBITDA Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower, of (a) Senior Debt, determined as of such quarter's end, to (b) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter's end.

Shareholders Equity – means the shareholders’ equity (including, for the avoidance of doubt, any convertible preferred equity) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Solvent - when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured

Subsidiary - means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

Subsidiary Guarantor - means each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and Phoenix Equity Planning Corporation and each dissolving subsidiary listed on Schedule 3.1.

Withdrawal Liability - means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2  Accounting Terms; Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles (“GAAP”) at the time in effect.

(c)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.	LOAN

2.1  The Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to accept from Borrower on the Closing Date a senior note in the principal amount of $20,000,000 (the “Note”), substantially in the form of Exhibit A hereto.  The indebtedness of the Borrower evidenced by the Note is hereinafter referred to as the “Loan”. The Note shall be a registered note and the Borrower shall maintain a registry showing, at all times, the holder of such Note.

2.2  Principal Payments of the Loan.  The Borrower shall pay (a) $1,000,000 of the principal amount of the Loan on each Interest Payment Date during thefiscal year ending December 31, 2009, (b) $4,000,000 of the principal amount of the Loan on each Interest Payment Date during the fiscal year ending December 31, 2010, in each case, together with accrued and unpaid interest thereon. Any outstanding principal amount (together with accrued and unpaid interest therein) shall be paid on December 31, 2010 (the “Maturity Date”).  Payments of principal shall be made by the Borrower as set forth below in the Lender's signature block hereto or as otherwise directed in writing by the Lender.

2.3  Interest. The Loan shall bear interest on the principal amount thereof outstanding from and after the Closing Date at the Interest Rate.  Anything contained herein to the contrary notwithstanding, after the Maturity Date, after the date on which the Loan shall have become due and payable pursuant to Section 7 or in any period during which a Default shall exist, the Loan shall bear interest at a rate per annum equal to the Interest Rate plus 2.0% and such interest shall be due and payable on demand. Except as set forth in the immediately preceding sentence, interest on the Loan shall be due and payable in arrears on the last day of each Interest Period (and if such day is not a Business Day, then on the next Business Day) (the “Interest Payment Date”). Interest shall also be paid on the date of any prepayment of Loan under Section 2.4 for the portion of the Loan so prepaid. At no time shall the interest rate payable on the Loan exceed the Highest Lawful Rate applicable to the Lender. All interest shall be determined on a year of 360-days and the actual number of days elapsed.

2.4  Optional Prepayments. The Borrower may, at any time or from time to time on any Interest Payment Date (or such other date to which the Lender shall have consented in writing), upon not less than 4 Business Days' irrevocable notice to the Lender, prepay the Loan in whole or in part, in minimum amounts of $2,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid. Optional prepayments shall be applied to reduce the remaining installments pro rata based upon the then remaining principal amounts thereof.  No prepayment premium shall be payable in connection with any such prepayment.  Amounts prepaid on account of the Loan may not be reborrowed.

2.5  Mandatory Prepayments.  If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 5.1 (other than paragraph (g) thereof)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loan.  Mandatory prepayments shall be applied to reduce the remaining installments pro rata based upon the then remaining principal amounts thereof.  No prepayment premium shall be payable in connection with any such prepayment.  Amounts prepaid on account of the Loan may not be reborrowed.

3.	REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to make the Loan, Borrower warrants and represents to Lender that:

3.1  Organization and Qualification. Except as set forth on Schedule 3.1, each Group Member is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.

3.2  Corporate Powers. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party hereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceeding in equity or at law).

3.3  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligations of any Loan Party  and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirements of Law or any such Contractual Obligation (other than the Liens created by the Guarantee and Collateral Agreement).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any other Group Member could reasonably be expected to have a Material Adverse Effect.

3.4  Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 3.14.

3.5  Litigation;  Compliance with Law. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened by or against or affecting any Group Member or against any of their respective properties or revenues before any Governmental Authority or arbitrator (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) except as set forth on Schedule 3.5, that could reasonably be expected to have a Material Adverse Effect. No Group Member is in default under or with respect to any of its Contractual Obligations.  Each Group Member is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6  Taxes.  Each Group Member has filed, or caused to be filed, all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, fees or other changes imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member). No tax Lien has been filed.  The Borrower knows of no basis for any other tax or assessment with respect to the Borrower or any other Group Member that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the other Group Members in respect of federal, state or other taxes for all fiscal periods are adequate.

3.7  Title to Property: Leases.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 5.2. All leases that individually or in the aggregate are material are valid and subsisting and are in full force and effect in all material respects.

3.8  Licenses, Permits, etc.  Each Group Members owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure to own or use could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.9  Federal Regulations.  No part of the proceeds of any Loan, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10   ERISA.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits.

3.11   Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness

3.12   Subsidiaries.  Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.12 sets forth the name and jurisdiction of incorporation of each Subsidiary (and indicates if such Subsidiary is dissolving) and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents

3.13   Use of Proceeds.  The proceeds of the Loan shall be used to refinance a portion of the Indebtedness outstanding under that certain Loan Agreement, made as of the 30th day of December 2005, by and between the Lender and Phoenix Investment Partners, Ltd.

3.14   Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Lender (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.14 in appropriate form are filed in the offices specified on Schedule 3.14, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 5.2).

3.15   Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.	AFFIRMATIVE COVENANTS.

The Borrower agrees that, so long as any Loan or other amount is owing to the Lender, the Borrower shall and shall cause each other Group Member to:

4.1  Financial Statements .  Furnish to the Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing; provided, that documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in an Annual Report of the Borrower on Form 10-K shall be deemed delivered to the Lender on the date such documents is made so available;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in an Annual Report of the Borrower on Form 10-Q shall be deemed delivered to the Lender on the date such documents is made so available;

(c) concurrently with the delivery of the financial statements referred to in Section 4.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 6, except as specified in such certificate;

(d) concurrently with the delivery of any financial statements pursuant to Section 4.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Lender, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date); and

(e) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

4.2  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

4.3  Maintenance of Existence; Compliance.  Except for Subsidiaries which are listed on Part A of Schedule 3.12 as dissolving entities or otherwise disclosed on Part B of Schedule 3.12, (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 5.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4  Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.5  Inspection or Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

4.6  Notices. Promptly give notice to the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) an ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows thereof; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 4.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.  Notices required to be delivered pursuant to this Section 4.6 which are made available via EDGAR, or any successor system of the SEC, in a Current Report of the Borrower on Form 8-K, shall be deemed delivered to the Lender on the date such notices are made so available.

4.7  Additional Collateral.

(a) With respect to any property acquired after the Closing Date by any Guarantor or by any Subsidiary Guarantor after March 31, 2009 (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 5.2(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Lender does not have a perfected Lien, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lender deems necessary or advisable to grant to the Lender a security interest in such property and (ii) take all actions necessary or advisable to grant to the Lender a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender.

(b) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Guarantor or by any Group Member after March 31, 2009 (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Lender a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender and (C) to deliver to the Lender a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(c)  With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Guarantor or by any Group Member after March 31, 2009 (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Lender, desirable to perfect the Lender’s security interest therein, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(d) With respect to any Group Member other than the Guarantors, at any time after March 31, 2009, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Lender a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender and (C) to deliver to the Lender a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

4.8  Post-Closing Obligations.  On or before January 16, 2009, deliver any items required to be delivered pursuant to Section 8.1 and not delivered on the Closing Date.

5.	NEGATIVE COVENANTS.

The Borrower hereby agrees that, so long as any Loan or other amount is owing to the Lender, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

5.1  Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 5.1(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness secured by Liens permitted by Section 5.2(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

(f) Indebtedness secured by Liens permitted by Section 5.2(h) of any Person that becomes a Subsidiary after the Closing Date; provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(g)  additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $1,000,000 at any one time outstanding.

5.2  Liens. Create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property, whether now owned or held or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges the payment of which is not yet due and payable or the payment of which is not at the time required by Section 4.1(b) hereof;

(b) Liens arising from judicial attachments and judgments, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, inventory suppliers and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due;

(d) leases or subleases granted to others, licenses, easements, rights-of-way, restrictions, zoning restrictions, governmental restrictions in respect of any property or property right or franchise of the Borrower or any Subsidiary, minor survey exceptions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole, provided that such charges and encumbrances do not, in the aggregate, materially detract from the value or utility of such property;

(e) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts, leases and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and which Liens do not, in the aggregate, materially impair the use of the property subject thereto in the operation of the business of the Borrower and the Subsidiaries or the value of such property for the purposes of such business;

(f) Liens existing on the Closing Date;

(g) Liens created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Borrower or any Subsidiary;

(h) Liens existing on property of a person immediately prior to its being consolidated or merged into the Borrower or any Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); and

(i) Liens renewing, extending or replacing Liens permitted by this Section 5.2.

5.3  Fundamental Changes. Enter into any merger, consolidation, amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be consolidated or merged with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor or any Person that, contemporaneously with the consummation of any such event, becomes a Subsidiary Guarantor (provided that the Subsidiary Guarantor or such Person  shall be the continuing or surviving Person);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 5.4;

(c)  any Investment expressly permitted by Section 5.6 may be structured as a merger, consolidation or amalgamation; and

(d) the Borrower may be consolidated or merged with or into a Person or sell such Person all or substantially all of its property or business so long as (i) such Person (the “Successor Company”), shall be a solvent corporation organized and existing under the laws of the United States of America or any State thereof (including the District of Columbia); (ii) if the Borrower is not the Successor Company, such Successor Company shall have executed and delivered to the Lender its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Loan and the Note, according to its tenor, and the due and punctual performance and observance of each covenant and condition of this Agreement and the Note and shall have caused to be delivered to the Lender an opinion in form and substance, and from counsel, reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption have been duly authorized, executed and delivered and are enforceable in accordance with their terms and comply with the terms hereof; (iii) immediately before and after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing (it being understood and agreed for the avoidance of doubt that nothing in this Section 5.3(d) shall release the Borrower or any Successor Company from its liability under the Loan Documents).

5.4  Disposition of Property.  Dispose of Virtus Partners, Inc.

5.5  Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) if so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments not to exceed 100.0% of the prior fiscal quarter’s EBITDA adjusted for specific non-cash items including amortization or impairments of intangible assets and stock based compensation and adjusted for the EBITDA impact of any changes related to implementing new accounting standards, in each case as mutually agreed.

5.6  Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 5.1;

(d) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor; and

(e) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

5.7  Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

5.8  Changes in Fiscal Period. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

5.9  Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

5.10   Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

5.11   Lines of Business. The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the businesses in which the Borrower and the Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the businesses of the Borrower and the subsidiaries on the date of this Loan Agreement.

6.	FINANCIAL COVENANTS

6.1  Financial Covenants.  (a) The Borrower shall maintain an EBITDA to Total Interest Expense Ratio of not less than 4.00 to 1.00 for any period of four consecutive fiscal quarters; (b) the Borrower shall maintain an EBITDA to Senior Interest Expense Ratio of not less than 3.50 to 1.00 for any period of four consecutive fiscal quarters; (c) the Borrower shall maintain Net Worth of at least $135,000,000 plus (i) 50.0% of net income for each fiscal quarter (without deducting for any net losses) and (ii) 75.0% of all future equity contributions, (d) the Borrower shall maintain Assets Under Management of at least $18,500,000 and (e) the Borrower shall at all times maintain a Senior Debt to EBITDA Ratio of not more than 2.50 to 1.00 for any period of four consecutive fiscal quarters.

7.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

7.1  Events of Default. The occurrence of any one or more of the following events shall constitute a “Default”, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied and an “Event of Default” once the requirement for the giving of notice, the lapse of time, or both, has been satisfied:

(a) (i) the failure to make any payment of principal on the Note when due as provided for herein or in the Note or (ii) the failure to make any payment of interest on the Note or any other amount payable hereunder or under any other Loan Document within 5 Business Days after the due date thereof as provided for herein or in the Note;

(b) any representation or warranty made or deemed to be made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed to be made;

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 4.3(a) (with respect to the Borrower only), Section 4.6(a), Section 4.8, Section 5 or Section 6 of this Agreement or Section 5.5 and 5.7(b) of the Guarantee and Collateral Agreement;

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Lender;

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loan) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000;

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors

(g) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to result in a Material Adverse Effect;

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(i) the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by the Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; and

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert.

7.2  Acceleration of the Obligations.  Upon the occurrence of an Event of Default as above provided, all or any portion of the Loan due or to become due from Borrower to Lender, whether under this Agreement, the Note or otherwise, shall, at the option of Lender, and without notice or demand by Lender, become at once due and payable together with all accrued and unpaid interest thereon; Borrower will thereafter forthwith pay to Lender, in addition to any and all sums and charges due, the entire principal of and interest accrued on the Loan.

7.3  Remedies. Upon and after the occurrence of an Event of Default, Lender shall have any and all rights and remedies available to Lender at law or in equity.

7.4  Remedies Cumulative. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrower contained in this Agreement, or in any document referred to herein or contained in any agreement supplementary hereto, or in any schedule or contained in any other agreement between Lender and Borrower, heretofore, concurrently or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions or agreements of Borrower herein contained.

8.	CONDITIONS PRECEDENT

8.1  Conditions Precedent.  The agreement of the Lender to make the Loan is subject to the satisfaction, prior to or concurrently with the making of the Loan on the Closing Date, of the following conditions precedent:

(a) Loan Agreement; Guarantee and Collateral Agreement.  The Lender shall have received (i) this Agreement, executed and delivered by the Lender and the Borrower, (ii) the Note, executed and delivered by the Borrower and (iii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b) Approvals.  All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(c) Lien Searches.  The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Guarantors are located, and such search shall reveal no liens on any of the assets of the Guarantors except for liens permitted by Section 5.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

(d) Fees.  The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(f) Legal Opinions.  The Lender shall have received the legal opinion of in-house counsel and Day Pitney LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Lender and legal opinions of such other special and local counsel as may be required by the Lender.

(g) Pledged Stock; Stock Powers; Pledged Notes.  The Lender shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Guarantee and Collateral Agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 5.2), shall be in proper form for filing, registration or recordation.

(i) Insurance.  The Lender shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(j) All obligations under that certain Loan Agreement, made as of the 30th day of December 2005, by and between the Lender and Phoenix Investment Partners, Ltd. shall have been repaid and all obligations under that certain Guaranty Agreement, executed as of the 30th day of December 2005, by and between Phoenix Investment Partners, Ltd. and The Phoenix Companies, Inc. shall have been extinguished.

9.	MISCELLANEOUS

9.1  Payment of Expenses.  The Borrower agrees (a) to pay or reimburse all costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement, waiver, consent or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, (b) to pay or reimburse the lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursement of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loan and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 9.1 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.1 shall be submitted to Michael Angerthal (Telephone No. 860.263.4710) (Electronic copy address michael.angerthal@virtus.com), at the address of the Borrower set forth in the first paragraph of this Agreement or to such address as may be hereafter designated by the Borrower in a written notice to the Lender.  The agreements in this Section 9.1 shall survive repayment of the Loan and all other amounts payable hereunder.

9.2  Survival of Representations and Warranties. All representations and warranties made hereunder, or in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection therewith shall survive the execution and delivery of this Agreement and the making of the Loan.

9.3  Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns, whether so expressed or not.

9.4  Payments Due on Non-Business Days.  Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

9.5  Counterparts
.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

9.6  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7  Modification of Agreement. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.

9.8  Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.9  Submission to Jurisdiction; Waivers.  The Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.11 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.10   Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lender does not have a fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender and the Borrower in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lender and the Borrower.

9.11   Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon deposit in the United States mails, with proper postage prepaid, and addressed to the party to be notified as set forth in the first paragraph of this Agreement or to such other address as each party may designate for itself by like notice given in accordance with this Section.

9.12   Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.13   WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.14   USA Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

9.15   Confidentiality.  The confidentiality provision for this Agreement shall be consistent with the confidentiality provision set forth in the Separation Agreement dated as of December 12, 2008, by and between The Phoenix Companies, Inc., a Delaware corporation and Virtus Investment Partners, Inc., a Delaware corporation.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ Michael A. Angerthal
Name:	Michael A. Angerthal
Title:	Chief Financial Officer and Treasurer

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Peter A. Hofmann
Name:	Peter A. Hofmann
Title:	Sr. Executive Vice President, Chief Financial Officer

Payments of interest and principal shall be made by the Borrower as follows:

EXHIBIT A

[FORM OF NOTE]

VIRTUS INVESTMENT PARTNERS, INC.

Senior Note Due December 31, 2010

$20,000,000	December 31, 2008
Registration No. ___	Hartford, Connecticut

FOR VALUE RECEIVED, the undersigned, VIRTUS INVESTMENT PARTNERS, INC., a Delaware corporation (herein called the “Borrower”), hereby promises to pay to PHOENIX LIFE INSURANCE COMPANY, or registered assigns, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) with interest (computed on the basis of a 360-day year and the actual number of days elapsed) (a) on the unpaid balance thereof at a rate equal to the Interest Rate as defined and in that certain Loan Agreement between the Borrower and Phoenix Life Insurance Company dated as of December 31, 2008, as amended from time to time (the “Loan Agreement”), from the date hereof, as provided in the Loan Agreement, and (b) to the extent permitted by law, on any overdue payment or prepayment of principal and any overdue payment of interest, at a rate per annum from time to time equal to Interest Rate plus 2.0% per annum, payable on demand.  Commencing on March 31, 2009 and in accordance with the Loan Agreement on every Interest Payment Date thereafter though September 30, 2010, the Borrower shall pay (a) $1,000,000 of the principal amount of the Loan on each Interest Payment Date during the fiscal year ending December 31, 2009, (b) $4,000,000 of the principal amount of the Loan on each Interest payment Date during the fiscal year ending December 31, 2010 and (c) all remaining principal and accrued interest on December 31, 2010.

Payments of principal of and interest with respect to this Note are to be made in lawful money of the United States of America at Hartford, Connecticut or at such other place as the Borrower shall have designated by written notice to the holder of this Note as provided in the Loan Agreements.

This Note is the sole senior promissory note issued pursuant to the Loan Agreement.

This Note is a registered Note and, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Senior Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary. Presentment of this Note for payment is hereby waived.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Loan Agreement, but not otherwise.

If an Event of Default, as defined in the Loan Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Loan Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

VIRTUS INVESTMENT PARTNERS, INC.

By

Its

2

EXHIBIT B

GUARANTY AND COLLATERAL AGREEMENT

[DELIVERED SEPARATELY]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to Section 8.1(e) of the of the Loan Agreement, dated as of December 31, 2008 (as amended, supplemented or otherwise modified from time to time (the “Agreement”), by and between PHOENIX LIFE INSURANCE COMPANY, (“Lender”) a New York domiciled insurance company with a mailing address of One American Row, Hartford, Connecticut 06115 and VIRTUS INVESTMENT PARTNERS, INC. (“Borrower”), a Delaware corporation with a mailing address of 100 Pearl Street, Hartford, CT  06103.  Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1. The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. ___________________ is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loan to be made on the date hereof and the use of proceeds thereof.  [Borrower only]

4. The conditions precedent set forth in Section 8.1 of the Credit Agreement were satisfied as of the Closing Date.  [Borrower only]

The undersigned Assistant Corporate Secretary of the Certifying Loan Party certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

6. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

10. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Assistant Corporate Secretary

Date:  _______________, 200_

2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 4.1(d) of the Loan Agreement, dated as of December 31, 2008 (as amended, supplemented or otherwise modified from time to time (the “Agreement”), by and between PHOENIX LIFE INSURANCE COMPANY, (“Lender”) a New York domiciled insurance company with a mailing address of One American Row, Hartford, Connecticut 06115 and VIRTUS INVESTMENT PARTNERS, INC. (“Borrower”), a Delaware corporation with a mailing address of 100 Pearl Street, Hartford, CT  06103.  Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

1.     I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2.     I have reviewed and am familiar with the contents of this Certificate.

3.     I have reviewed the terms of the Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4.     Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this _____ day of ____, 200__.

Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.

[Set forth Covenant Calculations]